Exhibit 10.2

Mistras Group, Inc.
Compensation Plan for Non-Employee Directors
July 2010

Eligible Participants:	Members of the Mistras Group Board of Directors who are not employees of the Company

Annual Retainer:	$20,000 per year, payable quarterly at the beginning of each fiscal quarter, beginning the first quarter of fiscal 2011

Committee Chair Fees:	Each Committee Chairperson shall receive the following annual fees, which shall be paid quarterly with the annual retainer:
Audit Committee: $10,000
Compensation Committee: $7,500
Corporate Governance Committee: $7,500

Annual Equity Award:
$20,000 of restricted stock award under the Mistras 2009 Long-Term Incentive Plan (“LTIP”), to be issued in the first fiscal quarter.  The number of shares shall be based upon the fair market value of Mistras common stock as of the grant date, in accordance with the LTIP.  The shares shall vest 25% per year on each anniversary date of the award.  If a director is elected to the Board after the grant, the director will receive a pro rata award based upon number quarters remaining in the fiscal year.